                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 TOYMAX INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                           TOYMAX INTERNATIONAL, INC.
                              125 E. BETHPAGE ROAD
                           PLAINVIEW, NEW YORK 11803

Dear Stockholder:

    You are cordially invited to the Annual Meeting of Stockholders of TOYMAX INTERNATIONAL, INC. to be held on August 17, 1998, at The Chase Manhattan Bank, Media Room, Lower Level, 395 North Service Road, Melville, New York 11747, at 9:00 a.m., local time.

    The Notice of Meeting and Proxy Statement on the following pages cover the formal business of the meeting, which includes proposals to (i) elect five directors to serve on a classified Board of Directors consisting of three classes and (ii) ratify the re-appointment of BDO Seidman LLP, certified public accountants, as the Company's independent auditors for the fiscal year ending March 31, 1999.

    We hope that you will be able to attend the Annual Meeting in person. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          DAVID CHU

                                          CHAIRMAN OF THE BOARD

July 31, 1998

                           TOYMAX INTERNATIONAL, INC.
                              125 E. BETHPAGE ROAD
                           PLAINVIEW, NEW YORK 11803
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 17, 1998
                            ------------------------

To the Stockholders of

TOYMAX INTERNATIONAL, INC.

    Notice is hereby given that the Annual Meeting of Stockholders of TOYMAX INTERNATIONAL, INC. (the "Company") will be held at The Chase Manhattan Bank, Media Room, Lower Level, 395 North Service Road, Melville, New York 11747, on Monday, August 17, 1998, at 9:00 a.m., local time (the "Annual Meeting"), for the following purposes, all as more fully described in the attached Proxy
Statement:

    1. to elect five directors to serve on a classified Board of Directors, which shall consist of three classes, each to serve for a specified term (Class 1 until the 1999 annual meeting, Class 2 until the 2000 annual meeting and Class 3 until the 2001 annual meeting) and until their successors are duly elected and qualified;

    2. to ratify the re-appointment of BDO Seidman, LLP as the independent auditors of the Company for the fiscal year ending March 31, 1999; and

    3. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed July 1, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at the offices of the Company for ten days prior to the Annual Meeting.

    We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

    A copy of the Company's Annual Report for the fiscal year ended March 31, 1998 is enclosed herewith.

    STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                                          By Order of the Board of Directors

                                          Sanford B. Frank

                                          SECRETARY

July 31, 1998

                                PROXY STATEMENT

                           TOYMAX INTERNATIONAL, INC.
                              125 E. BETHPAGE ROAD
                           PLAINVIEW, NEW YORK 11803

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 17, 1998

                            ------------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of TOYMAX INTERNATIONAL, INC., a Delaware corporation (the "Company" and, together with its predecessor companies, "Toymax"), for use at the Annual Meeting of Stockholders to be held at The Chase Manhattan Bank, Media Room, Lower Level, 395 North Service Road, Melville, New York 11747, on Monday, August 17, 1998, at 9:00 a.m., or at any adjournment or adjournments thereof (the "Annual Meeting").

    A proxy that is properly submitted to the Company may be properly revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company (Sanford B. Frank) at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). A proxy which is properly signed, submitted and not revoked will be voted for the nominees for director named in proposal 1 and in favor of proposal 2 unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. On or about July 31, 1998, this Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Company for the fiscal year ended March 31, 1998, including financial statements, are to be mailed to each stockholder of record at the close of business on July 1, 1998 (the "Record Date").

                               VOTING SECURITIES

    The Company had outstanding 10,605,000 shares of common stock, par value $.01 per share ("Common Stock"), at the close of business on the Record Date, which are the only securities of the Company entitled to be voted at the Annual Meeting. Each stockholder of the Company will be entitled to one vote on each matter as may properly be brought before the meeting for each share of Common Stock registered in its name on the Record Date. Only stockholders of record at the close of business on July 1, 1998 will be entitled to vote. A majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting.

                               VOTING PROCEDURES

    The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Since Proposal 2 must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented and entitled to vote at the Annual Meeting, abstentions on that proposal will also have the effect of a negative vote.

    Under the rules of the National Association of Securities Dealers, Inc. (the "NASD"), brokers who hold shares in street name have the authority to vote on certain routine items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the non-contested election of directors, amendments to the Certificate of Incorporation and ratification of auditors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of Proposals 1 and 2.

    Shares of Common Stock held by stockholders who do not return a signed and dated proxy will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be voted on any matter.
                       PROPOSAL 1: ELECTION OF DIRECTORS

    The current term of office of all directors of the Company will expire at the 1998 Annual Meeting. The Amended and Restated Certificate of Incorporation of the Company provides for the classification of the Board of Directors into three classes at this Annual Meeting, with the classes being as nearly equal in number as possible. The term of office of the Class 1 directors will expire at the 1999 Annual Meeting of Stockholders; the term of office of the Class 2 directors will expire at the 2000 Annual Meeting of Stockholders; and the term of office of the Class 3 directors will expire at the 2001 Annual Meeting of Stockholders (in each case, when their respective successors are duly elected and qualified). The class of directors to be elected at each annual meeting of stockholders subsequent to this Annual Meeting will be elected for a three-year term and the directors in the other classes will continue in office.

    Currently the Board of Directors consists of five directors, David Chu, Steven Lebensfeld, Harvey Goldberg, Oren Asher and Joel Handel. Mr. Goldberg has been renominated by the Board of Directors for election at the Annual Meeting as a Class 1 director to serve until the election and qualification of his successor at the 1999 Annual Meeting of Stockholders. Messrs. Lebensfeld and Asher have been renominated by the Board of Directors for election at the Annual Meeting as Class 2 directors to serve until the election and qualification of their successors at the 2000 Annual Meeting of Stockholders and Messrs. Chu and Handel have been renominated by the Board of Directors for election at the Annual Meeting as Class 3 directors to serve until the election and qualification of their successors at the 2001 Annual Meeting of Stockholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a majority vote of the shares of Common Stock represented at the Annual Meeting.

INFORMATION CONCERNING NOMINEES

    The following table sets forth information with respect to the nominees for director, including the year in which the nominees' terms would expire, if elected.

                                                                                  IF ELECTED, YEAR
                                                                                        TERM
                                                                                       EXPIRES
NAME                                                   AGE      DIRECTOR SINCE        AND CLASS
-------------------------------------------------      ---      ---------------  -------------------
Harvey Goldberg..................................          46   August 1997           1999 Class 1
Steven Lebensfeld................................          45   August 1997           2000 Class 2
Oren Asher.......................................          44   October 1997          2000 Class 2
David Ki Kwan Chu................................          51   August 1997           2001 Class 3
Joel Handel......................................          62   October 1997          2001 Class 3

DAVID KI KWAN CHU. Mr. Chu is the Chairman of the Board of Directors and has been a director since 1997. Prior to the Company's Initial Public Offering in October, 1997, Mr. Chu served as Chairman of the Board of Directors of Toymax (H.K.) Limited, the then parent company of Toymax Inc., since its inception in 1990.

STEVEN A. LEBENSFELD. Mr. Lebensfeld is the President of the Company and has been a director since 1997. Prior to the Company's Initial Public Offering in October, 1997, Mr. Lebensfeld served as a director and President of Toymax Inc., since its inception in 1990 and as a director of Toymax (H.K.) Limited.

HARVEY GOLDBERG. Mr. Goldberg is the Executive Vice President of the Company and has been a director since 1997. Prior to the Company's Initial Public Offering in October, 1997, Mr. Goldberg served as a director of Toymax (H.K.) Limited since 1995 and has served as Executive Vice President of Toymax Inc. since 1995. Prior to that Mr. Goldberg was a consultant to Toymax since 1990.

OREN ASHER. Mr. Asher has been a director since October 1997. Mr. Asher has been the Chairman of MGI Software Corp. ("MGI"), a leading developer of photo and video software, since January 2, 1996. Prior to joining MGI, Mr. Asher was President and CEO of Ditek Software Corp., a graphics software development company which he founded in 1985 and which specializes in computer-aided design and drafting (CADD). Mr. Asher continues to hold the office of Chairman with Ditek Software Corp.

JOEL M. HANDEL. Mr. Handel has been a director since October 1997. Mr. Handel has been a partner in the law firm of Baer Marks & Upham LLP, which serves as counsel to the Company, since 1968. From April 1987 through March 1997, Mr. Handel was a member of the Board of Directors of Tyco Toys, Inc., a company for which Baer Marks & Upham LLP also served as counsel.

    Additional biographical information concerning the directors is contained under the heading "Directors and Executive Officers".

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors of the Company held two meetings during the fiscal year ended March 31, 1998. Each current director attended all meetings of the Board of Directors and of committees of which he was a member during such year.

    The Board of Directors has created two standing committees: a three-member Audit Committee and a three-member Compensation Committee.

    The members of the Audit Committee are David Chu, Joel Handel and Oren Asher. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors, and has the authority to review with the auditors and with the Company's management all matters relating to the annual audit of the Company.

    The members of the Compensation Committee are David Chu, Joel Handel and Oren Asher. The Compensation Committee has the authority to review and approve the remuneration arrangements for executive officers and employees of the Company, review the benefit plans for employees and select participants, approve awards under, interpret and administer the employee benefit plans of the Company.
                      PROPOSAL 2: APPOINTMENT OF AUDITORS

    BDO Seidman, LLP ("BDO"), certified public accountants, audited the Company's consolidated financial statements for the fiscal year ended March 31, 1998. The Board of Directors, upon recommendation of the Audit Committee, has appointed BDO to audit the Company's consolidated financial statements for the fiscal year ended March 31, 1999, and recommends that the stockholders vote for ratification of such appointment. A representative of BDO is expected to be present at the Annual Meeting and will make a statement and/or respond to appropriate questions from stockholders present at the meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 2. THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of July 1, 1998, with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee for director, each named executive officer in the summary compensation table under "Executive Compensation" below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals or entities.

                                                                                       SHARES OF
                                                                                      COMMON STOCK
                                                                                      BENEFICIALLY      PERCENT OF
NAME                                                                                    OWNED(1)         CLASS(2)
--------------------------------------------------------------------------------  --------------------  -----------
David Ki Kwan Chu (3)(5)........................................................         4,330,083           40.8%
Steven Lebensfeld (4)(6)........................................................         1,312,500           12.4%
Harvey Goldberg (4).............................................................            70,667            0.7%
Goldberg Family Trust (7).......................................................         1,241,833           11.7%
Frances Shuk Kuen Leung (3)(5)..................................................         4,330,083           40.8%
Kenneth Price (4)...............................................................           225,000            2.1%
Carmine Russo (4)...............................................................            18,750            0.2%
                                                                                         5,842,000           55.1%
Executive Officers and Directors as a Group (8 Persons).........................

------------------------

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Percentage amounts are based on the number of shares of Common Stock outstanding as of the Record Date.

(3) David Ki Kwan Chu and Frances Shuk Kuen Leung are husband and wife. Their address is: Units A and B, CDW Building, 382-392 Castle Peak Road, Tsuen Wan, N.T., Hong Kong.

(4) Messrs. Lebensfeld, Goldberg, Price and Russo's address is: 125 East Bethpage Road, Plainview, New York 11803.

(5) The share amounts shown for Mr. Chu and Ms. Leung are owned by Best Phase Limited, a British Virgin Islands corporation, of which Mr. Chu and Ms. Leung own 100% of the outstanding shares. The address of Best Phase Limited is Units A and B, CDW Building, 382-392 Castle Peak Road, Tsuen Wan, N.T., Hong Kong. Frances Shuk Kuen Leung is the wife of Mr. Chu and they are deemed to be the beneficial owners of each other's shares of Common Stock of the Company.

(6) Includes 126,000 shares held in trust or custodian accounts for the benefit of Mr. Lebensfeld's children. Mr. Lebensfeld is not the trustee of such trust and disclaims beneficial ownership of the 120,000 shares held in trust.

(7) A total of 1,241,833 shares of Common Stock are beneficially owned by a trust for the benefit of Mr. Goldberg's wife and children. The trustee of this trust is not affiliated with Mr. Goldberg and Mr. Goldberg disclaims beneficial ownership of such shares. The Goldberg Family Trust's address is: c/o CIBC West Indies Offshore Banking Corporation, as trustee, International Centre, Warrens, St. Michael, P.O. Box 405, Bridgetown, Barbados, West Indies.

    COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers and directors of the Company and persons who own more than ten-percent of the Common Stock, to file initial statements of beneficial ownership (form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

    During fiscal 1998, the following directors of the Company inadvertantly failed to make all required filings on a timely basis: Oren Asher and Joel Handel. All such required filings by such persons were subsequently made. To the Company's knowledge, based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no additional forms were required for those persons, during fiscal 1998 all filing requirements applicable to all other officers, directors and greater than ten-percent beneficial owners were complied with.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The directors, executive officers and certain other key employees of the Company are set forth below:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
David Ki Kwan Chu....................................          51   Chairman of the Board
Steven A. Lebensfeld.................................          45   President and Director
Harvey Goldberg......................................          46   Executive Vice President and Director
Kenneth Price........................................          36   Senior Vice President-Sales and Marketing
Carmine Russo........................................          38   Chief Operating Officer
Andrew B. Stein......................................          44   Vice President-International Sales
Amy L. Weltman.......................................          48   Vice President-Marketing
William A. Johnson, Jr. .............................          45   Chief Financial Officer and Treasurer
Sanford B. Frank.....................................          45   General Counsel and Secretary
Jonathan Muir........................................          37   Controller
Oren Asher...........................................          44   Director
Joel M. Handel.......................................          62   Director

    The business experience, principal occupations and employment, as well as period of service, of each of the directors, executive officers and certain other key employees of the Company during at least the last five years are set forth below.

DAVID KI KWAN CHU, CHAIRMAN OF THE BOARD. Mr. Chu is a co-founder of Toymax and has served as a director of the Company since 1997 and as Chairman of Toymax (H.K.) Limited since its inception in 1990. In this capacity, Mr. Chu, who is based in Hong Kong, is the senior executive in charge of all of the Company's sourcing, manufacturing and strategic planning activities. Mr. Chu became involved in the toy industry in 1966. In 1972, he was named president of his father's company and grew the manufacturing plant into one of Hong Kong's leading OEM toy manufacturers. Mr. Chu serves as Chairman of Pingshan Manufacturing Association, a local federation organized by a group of manufacturers operating factories in Pingshan, and as the Vice Chairman of Shenzhen Toys Association, a quasi-governmental organization devoted to fostering toy industry development in China's Shenzhen Special Economic Zone. Mr. Chu and his wife, Francis Shuk Kuen Leung, own and manage Tai Nam, the Company's purchasing agent, and Jauntiway, the Company's leading manufacturer.

STEVEN A. LEBENSFELD, PRESIDENT AND DIRECTOR. Mr. Lebensfeld is a co-founder of Toymax and has served as the President and a director of the Company since 1997, the President and a director of Toymax Inc. since May 1990 and as a director of Toymax (H.K.) Limited since December 1995. Mr. Lebensfeld is the senior executive in charge of the Company's toy design and development activities. Prior to his involvement with Toymax, Mr. Lebensfeld founded and was President of Toy Biz from 1987 to 1989. Mr. Lebensfeld started the Kidworks (H.K.) Ltd., FOB division of Panosh Place, Inc. in 1985. Between 1984 and 1986, Mr. Lebensfeld was Managing Director of HG Toys (H.K.) Ltd. Between 1979 and 1984, Mr. Lebensfeld was affiliated with Regent Toys, a company he and Mr. Goldberg founded.

HARVEY GOLDBERG, EXECUTIVE VICE PRESIDENT AND DIRECTOR. Mr. Goldberg is a co-founder of Toymax. He has been a director of the Company since 1997, a director of Toymax (H.K.) Limited since December 1995 and has served as Executive Vice President of Toymax Inc. since September 1995. In this capacity, Mr. Goldberg is the senior executive in charge of all of the Company's sales activities and both of Toymax's domestic and international vice presidents of sales report to him. Prior to joining Toymax, Mr. Goldberg served as a senior sales and marketing executive for Toy Biz, H-G Toys (HK) Ltd., Regent Toys, H-G Canada and Grand Toys. Mr. Goldberg is a director of MGI Software Corp., a public company traded on the Canadian over-the-counter market.

KENNETH PRICE, SENIOR VICE PRESIDENT OF SALES AND MARKETING. Mr. Price is a co-founder of Toymax. From its inception in May 1990 through September 1995, Mr. Price served as Secretary of, as well as holding key sales and marketing positions with Toymax. From September 1995 through May 1996, Mr. Price served as Vice President of Sales and Marketing. Since May 1996, Mr. Price has served as Senior Vice President of Sales and Marketing. Mr. Price supervises the Company's domestic sales and marketing activities and is closely involved in the development and distribution of Toymax's promotional television commercial advertising. Mr. Price is also the Company's senior executive in charge of securing, negotiating and maintaining licenses. Prior to joining Toymax, Mr. Price served as a marketing and sales executive for Toy Biz and H-G Toys (HK) Ltd.

CARMINE RUSSO, CHIEF OPERATING OFFICER. Mr. Russo has served as Chief Operating Officer for the Company since April 1997. In this capacity, Mr. Russo is responsible for the day-to-day management of all operational and research and development activities including design, development, purchasing, sourcing, production, shipping, and warehousing. Prior to that position, Mr. Russo served as Vice President of Operations and R&D for Toymax from December 1994 through March 1997. From December 1987 to December 1994, Mr. Russo held various senior management positions at Buddy L, a subsidiary of SLM International where he served as Senior Vice President-Operations and was a member of their Operating Committee. Before joining Buddy L, Mr. Russo was a development and production executive for H-G Toys from January 1984 to November 1987.

ANDREW B. STEIN, VICE PRESIDENT OF INTERNATIONAL SALES. Mr. Stein has served as Vice President of International Sales for Toymax since March 1993. In this capacity, Mr. Stein is responsible for managing all of the day-to-day international sales activities, including calling on existing customers, developing new business accounts, managing sales representative firms and working closely with the Company's research and development department in connection with the development of new products. From December 1990 to March 1993, Mr. Stein served in a similar capacity at Tyco Playtime. Prior to that, Mr. Stein served as Vice President of International Sales and Marketing at Nasta International. Mr. Stein has also served as an executive for H-G Toys, Inc., Amtoy and Ideal Toy Corporation.

AMY L. WELTMAN, VICE PRESIDENT-MARKETING. Ms. Weltman has served as Vice President of Marketing of Toymax Inc. since January 1996. Ms. Weltman has day-to-day responsibility for advertising, public relations, licensing, sales promotion, marketing and merchandising programs, and research. She is involved in the development and execution of brand strategies, and in short and long term strategic planning and product development. Prior to serving as Vice President for the Company, Ms. Weltman served as a consultant to Toymax from July 1994 to December 1996. From 1982 to 1994, Ms. Weltman was Senior Vice President of Account Services at TSR Advertising, where she was responsible for the following accounts; Galoob Toys, Cap Toys, CBS Toys and Ideal Toys. Ms. Weltman is a member of the Board of Directors of Women In Toys.

WILLIAM A. JOHNSON, JR., CHIEF FINANCIAL OFFICER AND TREASURER. Mr. Johnson has served as Chief Financial Officer and Treasurer of the Company since March 1997. In this capacity, Mr. Johnson is the senior executive in charge of the Company's finance, treasury, accounts receivable, customer service department, as well as all MIS functions. From July 1987 to January 1997, Mr. Johnson was employed by Noodle Kidoodle, Inc., and from May 1989, served as Vice President, Chief Financial Officer and Secretary. Mr. Johnson was responsible for all corporate financial functions and administration including Securities and Exchange Commission and shareholder relations matters. From January 1976 to April 1982, and then again from January 1987 to July 1987, Mr. Johnson was employed by Deloitte & Touche, serving in various capacities, most recently as Audit Manager and Consultant. From July 1982 to January 1987, Mr. Johnson was employed by Associated Dry Goods (ADG) as Divisional Vice President of Corporate Accounting.

SANFORD B. FRANK, GENERAL COUNSEL AND SECRETARY. Mr. Frank has served as General Counsel for Toymax since April 1994 and as Secretary since September 1995. In this capacity, Mr. Frank is responsible for overseeing all legal affairs of the Company. Prior to joining Toymax, Mr. Frank served as Vice President and General Counsel for Tyco Playtime, a division of Tyco, from September 1990 to December 1993. From 1980 to 1990, Mr. Frank was in private practice.

JONATHAN P. MUIR, CONTROLLER. Mr. Muir has served as controller of Toymax Inc. since July 1995. In this capacity, Mr. Muir is responsible for the day-to-day operations of the Finance Department including the preparation of financial statements, budgets and forecasts, accounting, accounts payable and accounts receivable. Mr. Muir joined Toymax in September 1993 as Assistant Controller. Prior to his association with Toymax, Mr. Muir served as Controller of Balducci's Inc. from 1989 to 1993.

OREN ASHER, DIRECTOR. Mr. Asher has been a director of the Company since October 1997. Mr. Asher has been the Chairman of MGI Software Corp., a leading developer of photo and video software, since January 2, 1996. Prior to joining MGI, Mr. Asher was President and CEO of Ditek Software Corp., a graphics software development company which he founded in 1985 and which specializes in computer-aided design and drafting. Mr. Asher continues to hold the office of Chairman with Ditek Software Corp.

JOEL M. HANDEL, DIRECTOR. Mr. Handel has been a director of the Company since October 1997. Mr. Handel has been a partner in the law firm of Baer Marks & Uphan LLP, which serves as counsel to the Company, since 1968. From April 1987 through March 1997, Mr. Handel was a member of the Board of Directors of Tyco Toys, Inc., a company for which Baer Marks & Upham LLP also served as counsel.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, for the Company's last three fiscal years (ended March 31, 1998, March 31, 1997 and March 31, 1996), the compensation of those persons who were, at March 31, 1998, the chief executive officer and the other four most highly compensated executive officers of the Company.

                                                                            ANNUAL COMPENSATION
                                                     -----------------------------------------------------------------
                                                                                          OTHER ANNUAL     ALL OTHER
                                                       FISCAL       SALARY      BONUS     COMPENSATION   COMPENSATION
NAME AND PRINCIPAL POSITION                             YEAR         ($)         ($)           ($)            ($)
---------------------------------------------------  -----------  ----------  ----------  -------------  -------------

David Ki Kwan Chu (1)..............................        1998   $   --      $   --       $    30,000     $  --
  Chairman                                                 1997       --          --           240,000        --
                                                           1996       --          --           220,000        --

Steven Lebensfeld (2)..............................        1998      326,500     236,250         7,300         8,935
  President                                                1997      253,500      --             6,000           867
                                                           1996      275,000      --             6,500         1,440

Harvey Goldberg (2)(3).............................        1998      307,500     236,250         9,700         3,424
  Executive Vice President                                 1997      240,300      --             6,000           544
                                                           1996      160,000      --             6,000        --

Ken Price (2)......................................        1998      270,961     208,250         6,600         3,576
  Sr. Vice President Sales and Marketing                   1997      265,000      --             6,500           399
                                                           1996      265,000      --             6,000           232

Carmine Russo (2)..................................        1998      224,385     198,750         6,600         8,904
  Chief Operating Officer                                  1997      160,000      --             6,000           268
                                                           1996      160,000      --             6,000         4,105

Andrew Stein (2)...................................        1998      185,000     138,750         6,600         8,736
  Vice President International Sales                       1997      150,000      --             6,000           383
                                                           1996      150,000      --           --                204

------------------------

(1) Other Annual Compensation represents director's fees paid to Mr. Chu.

(2) Amounts shown as Other Annual Compensation constitutes car allowances.

(3) Mr. Goldberg's salary in fiscal 1998 included $130,500 in director's fees from Toymax HK.

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth, for fiscal 1998, information concerning grants of stock options to the named officers:

                                                            INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                      --------------------------------------------------------------  VALUE AT ASSUMED RATES
                                                            % OF TOTAL                                    OF STOCK PRICE
                                      NUMBER OF SHARES    OPTIONS GRANTED                                APPRECIATION FOR
                                         UNDERLYING        TO EMPLOYEES                                    OPTION TERM
                                           OPTIONS        IN FISCAL YEAR     EXERCISE    EXPIRATION   ----------------------
NAME                                   GRANTED (#)(1)           (2)            PRICE        DATE        5% ($)     10% ($)
------------------------------------  -----------------  -----------------  -----------  -----------  ----------  ----------

David Ki Kwan Chu...................         60,000              11.26%      $    8.50     10/20/07   $  320,736  $  812,809

Steven Lebensfeld...................         60,000              11.26            8.50     10/20/07      320,736     812,809

Harvey Goldberg.....................         60,000              11.26            8.50     10/20/07      320,736     812,809

Ken Price...........................         46,000               8.63            8.50     10/20/07      245,898     623,153

Carmine Russo.......................         46,000               8.63            8.50     10/20/07      245,898     623,153

Andrew Stein........................         28,000               5.25%           8.50     10/20/07      149,677     379,311

------------------------

(1) Option granted under the Company's Stock Option Plan. Such options vest and become exercisable with respect to 20% of the shares subject thereto one year after the date of grant and, thereafter, options with respect to 20% of the shares subject thereto will vest and become exercisable on each of the second, third, fourth, and fifth anniversary of the date of grant, provided that the grantee remains in the employ of the Company. Vested options may not be exercised beyond three months after the grantee ceases to be employed by the Company.

(2) Based on a total of 531,000 options granted to 59 employees and directors of the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    During fiscal 1998 none of the named executive officers exercised any options, and as of March 31, 1998, all of the options granted by the Company had exercise prices in excess of the then market value ($7.12) of the underlying Common Stock.

    The Company has not awarded stock appreciation rights to any employee and has no long-term incentive plans, as that term is defined in the regulations of the SEC. The Company has a stock option plan and bonus plans. During fiscal 1998, the Company did not adjust or amend the exercise price of stock options awarded to the named officers, whether through amendment, cancellation or replacement grants, or other means. Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company.

COMPENSATION OF DIRECTORS

    Each director of the Company who is not an officer or full-time employee of the company is entitled to receive director's fees at the rate of $15,000 per year. All directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board of Directors or committees of the Board.

EMPLOYMENT AGREEMENTS

    The Company has separate employment agreements with Messrs. Lebensfeld, Goldberg, Russo, Price, Johnson and Stein, each effective October 1, 1997 (individually and collectively, the "Employment Agreements"). The Employment Agreements (except for Mr. Johnson's) each have a term of three years with annual automatic one-year extensions, unless advance notice of non-extension is timely furnished by either party. The Employment Agreement with Mr. Johnson has a term of two years. Pursuant to the

Employment Agreements, Messrs. Lebensfeld, Goldberg, Price, Russo, Johnson and Stein are to receive base salaries for calendar 1998 of $315,000, $315,000, $278,250, $265,000, $155,000, and $185,000, respectively, increasing each succeeding year during the term of the agreement and are entitled to participate in the Executive Bonus Plan and the Stock Option Plan. Each of the Employment Agreements with Messrs. Lebensfeld and Goldberg also provide an annual "Stock Appreciation Bonus" of 1% of the appreciation of the value of the outstanding common stock of the Company during the immediately preceding year.

    Under the Employment Agreements, the Company may terminate each executive officer's employment upon notice to the executive officer and each executive officer may resign and terminate the Employment Agreement at any time. If the executive officer's employment is terminated at death, or by resignation or for "Good Cause" (as defined in the applicable Employment Agreement) the Company has no obligation to the executive except for payment of compensation and benefits accrued but unpaid at the time of termination.

    In the cases of Messrs. Lebensfeld and Goldberg, if the Company terminates the executive officer's employment without "Good Cause" or if the executive officer resigns with "Good Reason" (as defined in the applicable Employment Agreement), in addition to accrued but unpaid compensation and benefits, the executive officer is entitled to the payment of his base salary and continued participation in the Executive Bonus Plan, payment of the Stock Appreciation Bonus, and medical, dental and life insurance coverage for the remaining term of the applicable Employment Agreement. In the cases of Messrs. Russo, Price, Johnson and Stein, if the Company terminates the executive officer's employment without "Good Cause," in addition to accrued but unpaid compensation and benefits, the executive officer is entitled to the payment of his base salary for twelve months following termination of employment.

    All of the Employment Agreements provide for enhanced compensation in the event of termination of employment following a "Change of Control" of the Company, as such term is defined in each Employment Agreement. The Employment Agreements with Messrs. Russo, Price, Stein and Johnson provide that, in the event that following a Change of Control, the executive officer's employment is terminated without Good Cause, in lieu of the twelve months' continuation of base salary otherwise due the executive officer on account of termination without Good Cause, the executive officer is entitled to 24 months' continuation of base salary.

    The Employment Agreements with Messrs. Lebensfeld and Goldberg provide that in the event that the executive officer resigns within six months following a Change of Control (as defined in the applicable Employment Agreement), or following a Change of Control, the executive officer's employment is terminated without Good Cause, then in lieu of the continuation of base salary due the executive officer but in addition to all other compensation and benefits due in the event of termination for Good Reason or without Good Cause, the executive officer is entitled to (1) a lump sum cash payment equal to three times his average compensation (i.e., base salary, Stock Appreciation Bonuses and Executive Bonus Plan awards) for the two prior calendar years, and (2) an amount equal to any additional income and excise taxes that will be payable by the executive officer on account of 'excess parachute payments' (within the meaning of Section 280G of the Internal Revenue Code).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of David Chu, Joel Handel and Oren Asher. As more fully disclosed under "Certain Relationships and Related Transactions", Mr. Chu, who is Chairman of the Board of the Company, owns Tai Nam Industrial Company Limited ("Tai Nam"), which serves as the Company's purchasing agent, and Jauntinay, which manufactures the majority of the Company's products. Further, during fiscal 1998, the Company leased its showroom facility in Hong Kong from Mr. Chu. Joel Handel is a partner at Baer Marks & Upham LLP, a law firm which serves as outside Counsel to the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

    OVERVIEW AND PHILOSOPHY. The Compensation Committee (the "Committee") has been delegated the authority to review and approve the remuneration arrangements for the Chief Executive Officer and each of the other executive officers of the Company. In addition, the Committee reviews the benefit plans for employees of the Company, administers the Stock Option Plan and approves grants to be made in connection therewith and administers the Company's Executive Bonus Plan.

    The Company's executive compensation is based upon three primary components: base salary, annual bonuses and grants of stock options. Such compensation also includes participation in various benefit plans generally available to employees of the Company. The objectives of the Committee in determining the type and amount of such executive officer compensation are to attract, motivate and retain key management employees and to align the interest of management with the best interests of stockholders.

    In determining base salaries and annual bonuses, the Committee considered the individual experience and performance of each executive officer as well as the competitive marketplace to hire and retain qualified executives at the appropriate level relative to the position, responsibilities and performance of such executives. Mr. Lebensfeld's compensation arrangements are determined by the Committee as well as his employment agreement. With respect to fiscal 1998, Mr. Lebensfeld received a base salary of $326,500 and a bonus of $236,250. In setting Mr. Lebensfeld's compensation, the Committee considered and recognized his leadership and responsibility with regard to the Initial Public Offering completed in Fiscal 1998, his positioning the Company for continued high growth, as well as his efforts in implementing the Company's growth strategy.

CASH COMPENSATION. Cash compensation typically consists of a base salary plus an annual performance bonus under the Executive Bonus Plan. The base salaries for each of the executive officers are fixed under such employee's employment agreements, each of which is described under the caption "Employment Agreements," and annual performance bonuses are also determined by the Committee pursuant to the Executive Bonus Plan. The Committee determines whether to maintain the Executive Bonus Plan in any given fiscal year, the key management employees of the Company who will be eligible to participate in a given fiscal year and the amount, if any, for each participant based on such participant's performance. The aggregate amount of awards under this plan for any fiscal year are limited based on certain formulas. In determining cash compensation, the Committee considers prevailing economic and business conditions and opportunities, performance by comparable organizations, performance of individual executives, stockholder value and such other criteria as the Committee deems relevant. No particular weightings are assigned by the Committee to any such factors. The Company paid bonuses to the Named Officers as described above in the Summary Compensation Table under the caption "Executive Compensation."

STOCK OPTION PLAN. The executive officers, as well as other employees of the Company, are eligible to participate in the Stock Option Plan. The purpose of the Stock Option Plan is to motivate and retain employees who are responsible for the attainment of the primary long-term performance goals of the Company. The Stock Option Plan is administered by the Committee. The Committee believes that awards made under the Stock Option Plan provide the necessary long-term incentive to focus managers on building profitability and stockholder value. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and conditions of the Stock Option Plan. The Committee granted options to six executive officers under the Stock Option Plan as described above under the caption "Options Granted in Last Fiscal Year." The Committee believes that such awards provide the necessary long-term incentive to focus managers on building profitability and stockholder value.

OTHER COMPENSATION. The Company provides certain other benefits, such as health insurance, to the executive officers that are generally available to Company employees.

                                                      David Chu
                                                      Joel Handel
                                                      Oren Asher

PERFORMANCE GRAPH

    Set forth below is a line-graph presentation comparing the cumulative stockholder return, calculated on a dividend reinvested basis, for the Company's Common Stock, against the cumulative total returns of the NASDAQ Composite Stock Index and the Peer Group Index (as defined below) for the period from commencement of public trading of the Common Stock on October 21, 1997 through March 31, 1998. The graph assumes $100 was invested in the Company's Common Stock, the NASDAQ Composite Stock Index and the Peer Group Index on October 21, 1997. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    TOYMAX INTERNATIONAL, INC. COMMON STOCK,
                    NASDAQ COMPOSITE AND PEER GROUP INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            COMPANY INDEX   MARKET INDEX    INDEX 2
10/21/97               100            100        100

10/31/97                90         93.093     91.983

11/28/97              92.5         93.559     88.816

12/31/97             86.25         92.064      81.45

1/30/98              86.25         94.952     80.543

2/27/98             76.875        103.867     85.694

3/31/98              71.25        107.697     90.235

------------------------

* In accordance with SEC rules, the Company has elected to select a group of peer companies (the "Peer Group Index") on an industry basis for comparison purposes. The Peer Group Index is comprised of 10 industry participants: DSI Toys, Inc., Empire of Carolina, Inc., Equity Marketing, Inc., Galoob Toys Inc., Jakks Pacific Inc., Just Toys Inc., Play by Play Toys & Novelties, Inc., Radica Games Limited, Toy Biz, Inc. and Yes! Entertainment Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASING AND MANUFACTURING

    Tai Nam, which is based in Hong Kong, serves as the Company's purchasing agent pursuant to an Agency Agreement dated April 1, 1997, as amended (the "Agency Agreement") between Tai Nam and Toymax Inc. Since the Company's founding, Tai Nam and its affiliate, Concentric, have served as the Company's purchasing agent. Tai Nam and Concentric are owned by David Chu, the Chairman and a principal stockholder of the Company. As the Company's purchasing agent, Tai Nam arranges for the manufacturing of the Company's products based on purchase orders placed with Tai Nam by the Company. In addition, Tai Nam handles all shipping documents, letters of credit, bills and payment, serves as liaison with other vendors and performs quality control functions.

    Pursuant to the Agency Agreement, Tai Nam receives an agency fee equal to seven percent (7%) of the gross invoiced value of products purchased by Toymax Inc. (based on the factory purchase price of the merchandise). Until April 1997, the Company utilized Concentric as its purchasing agent on similar terms. In fiscal 1997, Concentric earned $1,420,768 in agency fees and in fiscal 1998 Tai Nam earned $3,587,095 in such fees. Tai Nam's duties include handling purchase orders for, and acting as liaison to, manufacturers and vendors for the Company. Pursuant to the Agency Agreement, Toymax purchases products at FOB Yien Tian prices. The Company pays all expenses associated with the making of molds for new products and such molds are assets of the Company. The term of the Agency Agreement ends on March 31, 1999. The terms granted to the Company and the historical willingness of Tai Nam to permit the Company to delay payments at certain times, has benefited the Company.

    In fiscal 1998, the Company's purchases from Tai Nam totaled $51.2 million. The majority of the Company's products are manufactured by Jauntiway, which is also owned by Mr. Chu. In fiscal 1998, approximately 95% of the Company's products were manufactured by Jauntiway (some using subcontractors).

    In April 1997, Toymax Inc. entered into an agency agreement with Tai Nam under which Toymax Inc. acts as purchasing agent for Tai Nam in the United States in exchange for a fee equal to 5% of such purchases. During fiscal 1998 such fees amounted to $51,518.

    The Company rents approximately 1,628 square feet of space in Kowloon, Hong Kong from David Chu, Chairman of the Company, which it uses as showroom facilities. The monthly rent under this lease is $5,900 (HK $45,584). The lease expires on August 1, 1998.

    The Company, Tai Nam and Mr. Chu have agreed that, all transactions with affiliates, including Tai Nam and Jauntiway, will be subject to the approval of the independent directors of the Company's Board of Directors.

    During fiscal 1998, Mr. Lebensfeld, the Company's President, was indebted to the Company for amounts representing expense and salary advances. The maximum balance of such indebtedness during fiscal 1998 was $216,910. Mr. Lebensfeld is no longer indebted to the Company.

    Joel Handel, a director of the Company, is a partner at Baer Marks & Upham LLP, a law firm which serves as outside counsel to the Company.

                          1999 STOCKHOLDERS' PROPOSALS

    Proposals of stockholders to be presented at the annual meeting to be held in 1999 must be received by March 30, 1999 in order for such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to such meeting. Stockholders who do not present proposals for inclusion in the Proxy Statement but who still intend to submit a proposal at the 1999 annual meeting, and stockholders who intend to submit nominations for directors at the meeting, are required to notify the Secretary of the Company of their proposal or nominations, and provide certain other information, in accordance with and during the time period set forth in the Company's Certificate of Incorporation and By-laws. Additional information and a copy of the Certificate of Incorporation and By-laws may be obtained from the Secretary of the Company, TOYMAX INTERNATIONAL, INC., 125 E. Bethpage Road, Plainview, New York 11803.

                                 OTHER BUSINESS

    The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                           INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                           ANNUAL REPORT ON FORM 10-K

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1998, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO WILLIAM JOHNSON, CHIEF FINANCIAL OFFICER, TOYMAX INTERNATIONAL, INC., 125 E. BETHPAGE ROAD, PLAINVIEW, NEW YORK 11803.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          Sanford B. Frank

                                          SECRETARY

July 31, 1998



                                                       PROXY
                                            TOYMAX INTERNATIONAL, INC.
                                   Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints STEVEN A. LEBENSFELD, HARVEY GOLDBERG AND SANFORD B. FRANK with full power to act without the others and with power to appoint his substitute as the undersigned's proxies to vote all shares of Common Stock of the undersigned in TOYMAX INTERNATIONAL, INC. (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Chase Manhattan Bank, Media Room, Lower Level, 395
North Service Road, Melville, New York 11747, on August 17, 1998 at 9:00 a.m., E.D.T., and at any and all adjournments thereof as follows:

1.  ELECTION OF DIRECTORS            FOR all nominees listed below (except as marked to the contrary below)
                                     WITHHOLD AUTHORITY to vote for all nominees listed below


        CLASS 1                              CLASS 2                               CLASS 3
        -------                              -------                               -------
        (Initial term of one year)           (Initial term of two years)           (Initial term of three years)
        HARVEY GOLDBERG                      STEVEN LEBENSFELD                     DAVID KI KWAN CHU
                                             OREN ASHER                            JOEL HANDEL


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

2.  Proposal to ratify the selection of BDO Seidman LLP as the Company's independent auditors for the fiscal year ending March 31,
    1999. The Board of Directors recommends a vote FOR this proposal.

          FOR                                       ABSTAIN                                  AGAINST


PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
                             (over)





3.  In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.

   The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing instructions.  In the absence of any instructions, such shares will be voted for the election of the nominees listed in item 1 and for the proposal in item 2.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 17, 1998 and the Proxy Statement furnished therewith.

   The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.


                                                                                                                           , 1998
                                                                                              (Date)

                                                              Signature


Please date, sign exactly as name appears on this proxy, and promptly return in the enclosed envelope.  When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title.  If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal.  If a partnership, sign in partnership name by authorized person.  In the case of joint ownership, each joint owner must sign.
